Exhibit 99.1

Exterran Corporation Announces Third Quarter 2018 Results

Productivity Creates Strong Operating Results
Continued Focus on Working Capital Drives Operating Cash Flow
Record Products Backlog

HOUSTON, November 5, 2018 - Exterran Corporation (NYSE: EXTN) (“Exterran” or the “Company”) today reported third quarter financial results.

Andrew Way, Exterran’s President and Chief Executive Officer commented, “We are extremely pleased with our results for the third quarter, which were in-line with our expectations. Despite reports of transitory issues in the Permian, our business has remained resilient as the order activity is set for operations in late 2019 and beyond. Our Exterran Water Solution had a successful pilot with a large E&P operator providing us momentum as we head into 2019. We continued to focus on cash flow and returns that resulted in net cash from operating activities of $61 million, which fully funded our growth CAPEX.

“Product bookings of $344 million provided us a book to bill over 1.5x, as midstream companies continue to prepare for increased pipeline capacity coming into service in the second half of 2019 and beyond. Last quarter, we discussed a Middle East product order that may convert to a contract operations deal. The customer has elected to keep the award as a product sale, resulting in a product sales backlog of $759 million as of September 30, 2018. Contract operations backlog as of September 30, 2018 remained flat at $1.4 billion when compared to the prior quarter.”

Net income from continuing operations was $3.2 million, or $0.09 per share, on revenue of $334.8 million for the third quarter of 2018. This compares to net loss from continuing operations of $1.5 million, or $0.04 per share, on revenue of $343.5 million for the second quarter of 2018 and net income from continuing operations of $1.2 million, or $0.03 per share, on revenue of $314.5 million for the third quarter of 2017. EBITDA, as adjusted, was $52.1 million for the third quarter of 2018, as compared to $51.2 million for the second quarter of 2018 and $44.8 million for the third quarter of 2017. Income before taxes was $11.2 million as compared to $8.2 million for the second quarter of 2018 and $9.6 million a year ago.

Selling, general and administrative expenses were $45.1 million in the third quarter of 2018, as compared with $44.4 million in the second quarter of 2018 and $42.9 million in the third quarter of 2017.

Contract Operations Segment
Contract operations revenue in the third quarter of 2018 was $84.8 million, a 7% decrease from second quarter of 2018 revenue of $91.5 million and an 8% decrease from third quarter of 2017 revenue of $92.6 million.

Contract operations gross margin in the third quarter of 2018 was $57.1 million, as compared to gross margin of $59.1 million in the second quarter of 2018 and $58.9 million in the third quarter of 2017. Gross margin percentage in the third quarter of 2018 was 67%, as compared with 65% in the second quarter of 2018 and 64% in the third quarter of 2017.

The sequential revenue decline was primarily due to exchange rate impact on sales in Argentina and quarter over quarter change in contract recoveries.

Aftermarket Services Segment
Aftermarket services revenue in the third quarter of 2018 was $30.0 million, a 7% decrease from second quarter of 2018 revenue of $32.3 million and a 1% increase from third quarter of 2017 revenue of $29.8 million.

Aftermarket services gross margin in the third quarter of 2018 was $7.9 million, an 8% decrease from the second quarter of 2018 gross margin of $8.6 million and a 1% decrease from the third quarter of 2017 gross margin of $7.9 million. Gross margin percentage in the third quarter of 2018 was 26%, as compared with 27% in the second quarter of 2018 and 26% in the third quarter of 2017.

The sequential decline in aftermarket service revenue was driven primarily by decreases in commissioning services and operation and maintenance services.

Product Sales Segment
Product sales revenue in the third quarter of 2018 was $220.0 million, relatively flat with the second quarter of 2018 revenue of $219.7 million, and a 15% increase from third quarter of 2017 revenue of $192.1 million.

Product sales gross margin in the third quarter of 2018 was $31.8 million, a 14% increase from second quarter of 2018 gross margin of $28.0 million and a 55% increase as compared to the third quarter of 2017 gross margin of $20.5 million. Gross margin percentage in the third quarter of 2018 was 14%, as compared with 13% in the second quarter of 2018 and 11% in the third quarter of 2017.

The revenue was flat sequentially primarily due to increased allocation of hours to our contract operations and mix aligned to longer-cycle products.

Product sales backlog was $759.1 million at September 30, 2018, as compared to $634.9 million at June 30, 2018 and $559.9 million at September 30, 2017. Product sales bookings for the third quarter of 2018 were $344.1 million, resulting in a book-to-bill ratio of 156%. This compares to bookings of $439.7 million for the second quarter of 2018 and bookings of $245.5 million for the third quarter of 2017.

Conference Call Information
The Company will host a conference call at 8:00 a.m. Central Time on Tuesday, November 6, 2018. The call can be accessed from the Company’s website at www.exterran.com or by telephone at 877-524-8416. For those who cannot listen to the live call, a telephonic replay will be available through November 13, 2018 and may be accessed by calling 877-660-6853 and using the pass code 13682114. A presentation will also be posted on the Company’s website prior to the conference call.

About Exterran Corporation
Exterran Corporation (NYSE: EXTN) is a global systems and process company offering solutions in the oil, gas, water and power markets. We are a leader in natural gas processing and treatment and compression products and services, providing critical midstream infrastructure solutions to customers throughout the world. Exterran Corporation is headquartered in Houston, Texas and operates in approximately 30 countries.

For more information, contact:
Blake Hancock, Vice President of Investor Relations, at 281-854-3043
Or visit www.exterran.com

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Non-GAAP and Other Financial Information
Gross Margin is defined as revenue less cost of sales (excluding depreciation and amortization expense). Gross margin percentage is defined as gross margin divided by revenue. The Company evaluates the performance of its segments based on gross margin for each segment.

EBITDA, as adjusted, a non-GAAP measure, is defined as net income (loss) excluding income (loss) from discontinued operations (net of tax), cumulative effect of accounting changes (net of tax), income taxes, interest expense (including debt extinguishment costs), depreciation and amortization expense, impairment charges, restructuring and other charges, non-cash gains or losses from foreign currency exchange rate changes recorded on intercompany obligations, expensed acquisition costs and other items. EBITDA, as adjusted, excludes the benefit of the two previously announced sales of our Venezuelan assets.

Adjusted net income (loss) from continuing operations and diluted adjusted net income (loss) from continuing operations per common share, non-GAAP measures, are defined as net income (loss) and earnings per share, excluding the impact of income (loss) from discontinued operations (net of tax), cumulative effect of accounting changes (net of tax), impairment charges (net of tax), restructuring and other charges (net of tax), the benefit of the previously announced sale of our joint ventures’ Venezuelan assets, the effect of income tax adjustments that are outside of the Company’s anticipated effective tax rates and other items.

See tables below for additional information concerning non-GAAP financial information, including a reconciliation of the non-GAAP financial information presented in this press release to the most directly comparable financial information presented in accordance with GAAP. Non-GAAP financial information supplements should be read together with, and are not an alternative or substitute for, the Company’s financial results reported in accordance with GAAP. Because non-GAAP financial information is not standardized, it may not be possible to compare these financial measures with other companies’ non-GAAP financial measures having the same or similar names.

Forward-Looking Statements
All statements in this release (and oral statements made regarding the subjects of this release) other than historical facts are forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended. These statements may include words such as “guidance,” “anticipate,” “estimate,” “expect,” “forecast,” “project,” “plan,” “intend,” “believe,” “confident,” “may,” “should,” “can have,” “likely,” “future” and other words and terms of similar meaning in connection with any discussion of the timing or nature of future operating or financial performance or other events. Examples of forward-looking information in this release include, but are not limited to: Exterran’s financial and operational strategies and ability to successfully effect those strategies; Exterran’s expectations regarding future economic and market conditions; Exterran’s financial and operational outlook and ability to fulfill that outlook; demand for Exterran’s products and services and growth opportunities for those products and services; and statements regarding industry activity levels and infrastructure build-out opportunities.

These forward-looking statements rely on a number of assumptions concerning future events and are subject to a number of uncertainties and factors, many of which are outside Exterran’s control, which could cause actual results to differ materially from such statements. As a result, any such forward-looking statements are not guarantees of future performance or results. While Exterran believes that the assumptions concerning future events are reasonable, it cautions that there are inherent difficulties in predicting certain important factors that could impact the future performance or results of its business. Among the factors that could cause results to differ materially from those indicated by such forward-looking statements are: local, regional, national and international economic conditions and the impact they may have on Exterran and its customers; Exterran’s reduced profit margins or loss of market share resulting from competition or the introduction of competing technologies by other companies; Exterran’s ability to secure new oil and gas product sales customers; conditions in the oil and gas industry, including a sustained imbalance in the level of supply or demand for oil or natural gas or a sustained low price of oil or natural gas; Exterran’s ability to timely and cost-effectively execute projects; Exterran enhancing its asset utilization, particularly with respect to its fleet of compressors; Exterran’s ability to integrate acquired businesses; employment and workforce factors, including the ability to hire, train and retain key employees; Exterran’s ability to accurately estimate costs and time required under Exterran’s fixed price contracts; liability related to the use of Exterran’s products and services; changes in political or economic conditions in key operating markets, including international markets; changes in current exchange rates, including the risk of currency devaluations by foreign governments, and restrictions on currency repatriation; risks associated with Exterran’s operations, such as equipment defects, equipment malfunctions and natural disasters; risks associated with cyber-based attacks or network security breaches; any non-performance by third parties of their contractual obligations, including the financial condition of our customers; changes in safety, health, environmental and other regulations; the results of governmental actions relating to Exterran’s pending Securities and Exchange Commission investigation; and Exterran’s indebtedness and its ability to fund its operations, capital commitments and other contractual cash obligations, including our debt obligations.

These forward-looking statements are also affected by the risk factors, forward-looking statements and challenges and uncertainties described in Exterran’s Annual Report on Form 10-K for the year ended December 31, 2017, and other filings with the Securities and Exchange Commission available on the Securities and Exchange Commission’s website www.sec.gov. A discussion of these risks is expressly incorporated by reference into this release. Except as required by law, Exterran expressly disclaims any intention or obligation to revise or update any forward-looking statements whether as a result of new information, future events or otherwise.

EXTERRAN CORPORATION
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share amounts)

	Three Months Ended
	September 30, 2018	June 30, 2018	September 30, 2017
Revenues:
Contract operations	$84,828	$91,487	$92,561
Aftermarket services	29,993	32,267	29,799
Product sales	220,028	219,717	192,119
	334,849	343,471	314,479
Costs and expenses:
Cost of sales (excluding depreciation and amortization expense):
Contract operations	27,768	32,372	33,640
Aftermarket services	22,138	23,706	21,903
Product sales	188,206	191,762	171,619
Selling, general and administrative	45,103	44,382	42,880
Depreciation and amortization	31,108	30,184	27,010
Long-lived asset impairment	2,054	—	—
Restatement related charges (recoveries), net	(342)	(597)	1,997
Restructuring and other charges	264	1,422	417
Interest expense	7,685	6,883	7,860
Other (income) expense, net	(285)	5,204	(2,424)
	323,699	335,318	304,902
Income before income taxes	11,150	8,153	9,577
Provision for income taxes	7,954	9,622	8,363
Income (loss) from continuing operations	3,196	(1,469)	1,214
Income from discontinued operations, net of tax	2,173	1,544	2,139
Net income	$5,369	$75	$3,353

Basic net income per common share:
Income (loss) from continuing operations per common share	$0.09	$(0.04)	$0.03
Income from discontinued operations per common share	0.06	0.04	0.06
Net income per common share	$0.15	$—	$0.09

Diluted net income per common share:
Income (loss) from continuing operations per common share	$0.09	$(0.04)	$0.03
Income from discontinued operations per common share	0.06	0.04	0.06
Net income per common share	$0.15	$—	$0.09

Weighted average common shares outstanding used in net income per common share:
Basic	35,480	35,455	35,046
Diluted	35,544	35,455	35,120

EXTERRAN CORPORATION
UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands)

	September 30, 2018	December 31, 2017
ASSETS

Current assets:
Cash and cash equivalents	$36,966	$49,145
Restricted cash	546	546
Accounts receivable, net	243,441	266,052
Inventory, net	141,846	107,909
Costs and estimated earnings in excess of billings on uncompleted contracts	—	40,695
Contract assets	71,841	—
Other current assets	40,482	38,707
Current assets held for sale	—	15,761
Current assets associated with discontinued operations	12,925	23,751
Total current assets	548,047	542,566
Property, plant and equipment, net	860,997	822,279
Deferred income taxes	13,731	10,550
Intangible and other assets, net	87,415	76,980
Long-term assets held for sale	—	4,732
Long-term assets associated with discontinued operations	2,302	3,700
Total assets	$1,512,492	$1,460,807

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Accounts payable, trade	$166,358	$148,744
Accrued liabilities	127,854	114,336
Deferred revenue	—	23,902
Billings on uncompleted contracts in excess of costs and estimated earnings	—	89,565
Contract liabilities	89,187	—
Current liabilities associated with discontinued operations	15,978	31,971
Total current liabilities	399,377	408,518
Long-term debt	418,668	368,472
Deferred income taxes	6,356	9,746
Long-term deferred revenue	—	92,485
Long-term contract liabilities	89,736	—
Other long-term liabilities	38,948	20,272
Long-term liabilities associated with discontinued operations	6,301	6,528
Total liabilities	959,386	906,021
Total stockholders’ equity	553,106	554,786
Total liabilities and stockholders’ equity	$1,512,492	$1,460,807

EXTERRAN CORPORATION
UNAUDITED SUPPLEMENTAL INFORMATION
(In thousands, except percentages)

	Three Months Ended
	September 30, 2018	June 30, 2018	September 30, 2017
Revenues:
Contract operations	$84,828	$91,487	$92,561
Aftermarket services	29,993	32,267	29,799
Product sales	220,028	219,717	192,119
	$334,849	$343,471	$314,479

Gross margin:
Contract operations	$57,060	$59,115	$58,921
Aftermarket services	7,855	8,561	7,896
Product sales	31,822	27,955	20,500
Total	$96,737	$95,631	$87,317

Gross margin percentage:
Contract operations	67%	65%	64%
Aftermarket services	26%	27%	26%
Product sales	14%	13%	11%
Total	29%	28%	28%

Selling, general and administrative	$45,103	$44,382	$42,880
% of revenue	13%	13%	14%

EBITDA, as adjusted	$52,083	$51,210	$44,795
% of revenue	16%	15%	14%

Capital expenditures	$57,992	$45,015	$34,906
Less: Proceeds from sale of PP&E	(58)	(112)	(128)
Net Capital expenditures	$57,934	$44,903	$34,778

Revenue by Geographical Regions:
North America	$215,015	$222,357	$188,816
Latin America	64,960	72,638	74,772
Middle East and Africa	41,653	31,353	36,518
Asia Pacific	13,221	17,123	14,373
Total revenues	$334,849	$343,471	$314,479

	As of
	September 30, 2018	June 30, 2018	September 30, 2017
Product Sales Backlog:
Compression equipment	$464,866	$294,498	$282,372
Processing and treating equipment	284,943	330,654	237,255
Production equipment	5,450	—	22,941
Other product sales	3,879	9,741	17,329
Total product sales backlog	$759,138	$634,893	$559,897

EXTERRAN CORPORATION
UNAUDITED NON-GAAP FINANCIAL MEASURES
(In thousands, except per share amounts)

	Three Months Ended
	September 30, 2018	June 30, 2018	September 30, 2017
Non-GAAP Financial Information—Reconciliation of Income before income taxes to Total gross margin:
Income before income taxes	$11,150	$8,153	$9,577
Selling, general and administrative	45,103	44,382	42,880
Depreciation and amortization	31,108	30,184	27,010
Long-lived asset impairment	2,054	—	—
Restatement related charges (recoveries), net	(342)	(597)	1,997
Restructuring and other charges	264	1,422	417
Interest expense	7,685	6,883	7,860
Other (income) expense, net	(285)	5,204	(2,424)
Total gross margin (1)	$96,737	$95,631	$87,317

Non-GAAP Financial Information—Reconciliation of Net income to EBITDA, as adjusted:
Net income	$5,369	$75	$3,353
Income from discontinued operations, net of tax	(2,173)	(1,544)	(2,139)
Depreciation and amortization	31,108	30,184	27,010
Long-lived asset impairment	2,054	—	—
Restatement related charges (recoveries), net	(342)	(597)	1,997
Restructuring and other charges	264	1,422	417
Interest expense	7,685	6,883	7,860
(Gain) loss on currency exchange rate remeasurement of intercompany balances	164	3,451	(2,447)
Loss on sale of business	—	1,714	—
Penalties from Brazilian tax programs	—	—	381
Provision for income taxes	7,954	9,622	8,363
EBITDA, as adjusted (2)	$52,083	$51,210	$44,795

Non-GAAP Financial Information—Reconciliation of Net income to Adjusted net income (loss) from continuing operations:
Net income	$5,369	$75	$3,353
Income from discontinued operations, net of tax	(2,173)	(1,544)	(2,139)
Income (loss) from continuing operations	3,196	(1,469)	1,214
Adjustment for items:
Long-lived asset impairment	2,054	—	—
Restatement related charges (recoveries), net	(342)	(597)	1,997
Restructuring and other charges	264	1,422	417
Loss on sale of business	—	1,714	—
Penalties from Brazilian tax programs	—	—	381
Interest expense from Brazilian tax programs	—	—	53
Tax impact of adjustments (3)	(196)	(450)	(136)
Income tax benefit from Brazilian tax programs	—	—	(2,846)
Adjusted net income from continuing operations (4)	$4,976	$620	$1,080

Diluted income (loss) from continuing operations per common share	$0.09	$(0.04)	$0.03
Adjustment for items, after-tax, per diluted common share	0.05	0.06	—
Diluted adjusted net income from continuing operations per common share (4) (5)	$0.14	$0.02	$0.03

(1) Management evaluates the performance of each of the Company’s segments based on gross margin. Total gross margin, a non-GAAP measure, is included as a supplemental disclosure because it is a primary measure used by our management to evaluate the results of revenue and cost of sales (excluding depreciation and amortization expense), which are key components of our operations. Management believes total gross margin is important supplemental information for investors because it focuses on the current performance of our operations and excludes the impact of the prior historical costs of the assets acquired or constructed that are utilized in those operations, the indirect costs associated with our SG&A activities, the impact of our financing methods, restatement related charges (recoveries), restructuring and other charges and income taxes. In addition, the inclusion of depreciation and amortization expense may not accurately reflect the costs required to maintain and replenish the operational usage of our assets and therefore may not portray the costs from current operating activity.

(2) Management believes EBITDA, as adjusted, is an important measure of operating performance because it allows management, investors and others to evaluate and compare our core operating results from period to period by removing the impact of our capital structure (interest expense from outstanding debt), asset base (depreciation and amortization), our subsidiaries’ capital structure (non-cash gains or losses from foreign currency exchange rate changes on intercompany obligations), tax consequences, impairment charges, restatement related charges (recoveries), restructuring and other charges, expensed acquisition costs and other items. Management uses EBITDA, as adjusted, as supplemental measures to review current period operating performance, comparability measures and performance measures for period to period comparisons. In addition, the Company's compensation committee has used EBITDA, as adjusted, in evaluating the performance of the Company and management and in evaluating certain components of executive compensation, including performance-based annual incentive programs.

(3) The tax impacts of adjustments were based on the Company’s statutory tax rates applicable to each item in the appropriate taxing jurisdictions. Using statutory tax rates for presentation of the non-GAAP measures allows a consistent basis for investors to understand financial performance of the Company across historical periods. The overall effective tax rate on adjustments was impacted by the inability to recognize tax benefits from charges in jurisdictions that are in cumulative-loss positions.

(4) Management believes adjusted net income (loss) from continuing operations and diluted adjusted net income (loss) from continuing operations per common share provides useful information to investors because it allows management, investors and others to evaluate and compare our core operating results from period to period by removing the impact of impairment charges, restructuring and other charges, restatement related charges (recoveries), expensed acquisition costs and other items not appropriately reflective of our core business.

(5) Diluted adjusted net income (loss) from continuing operations per common share, was computed using the two-class method to determine the net income (loss) per share for each class of common stock and participating security (certain of our restricted stock and restricted stock units) according to participation rights in undistributed earnings. Accordingly, we have excluded adjusted net income from continuing operations attributable to participating securities of $0.1 million for the three months ended September 30, 2018 from our calculation of diluted adjusted net income (loss) from continuing operations per common share.